Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
MERIDIANLINK, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

    MeridianLink, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 27, 2021 under the name MeridianLink, Inc. (the “Certificate of Incorporation”).

2.Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation (this “Amendment”) amends the provisions of the Certificate of Incorporation.

3.This Amendment has been approved and duly adopted by the Board of Directors of the Corporation and the affirmative vote of the holders of the requisite number of shares of the Corporation in accordance with the provisions of Sections 222 and 242 of the DGCL and the provisions of the Certificate of Incorporation.

4.That the Certificate of Incorporation is hereby amended as follows:
(a)    The first sentence of Article VI, Section 6 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (A) only with cause and (B) only by the affirmative vote of the holders of 66 2/3% or more of the outstanding shares of capital stock then entitled to vote at an election of Directors.”
(b) Article VII of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“A Director or Officer (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer, except for liability (a) for any breach of the Director’s or Officer’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any transaction from which the Director or Officer derived an improper personal benefit, or (d) in the case of Directors, under Section 174 of the DGCL. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors or Officers, then the liability of a Director or Officer of the Corporation, as applicable, shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
For purposes of this Article VII, “Officer” shall mean an individual who has been duly appointed as an officer of the Corporation and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to the registered agent of the Corporation as contemplated by 10 Del. C. § 3114(b).
Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director or Officer at the time of such amendment, repeal or modification.”

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IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to Certificate of Incorporation on this 6th day of June, 2024.

By:     /s/Nicolaas Vlok
Name:    Nicolaas Vlok
Title:    Chief Executive Officer

[Signature Page to Certificate of Amendment]